Exhibit 99.1

VIGGLE LAUNCHES NEW FANTASY FOOTBALL GAME

Building on the Success of its World Cup Fantasy Game, Viggle Deepens Partnership with STATS LLC to Develop New Predictive and Real-time Fantasy Game

New York, NY – September 5, 2014 – Viggle Inc. (NASDAQ:VGGL) (“Viggle”), the entertainment marketing and rewards platform, today announced it has partnered with STATS LLC, the world’s leading sports technology, information and content provider, for the company’s latest fantasy sports game. STATS recently built Vigoooal, Viggle’s real-time game that allowed users to predict winners and answer trivia questions during the World Cup, and will manage development, web hosting and technical operations for Viggle’s fantasy football offering.

Viggle’s decision to extend their relationship with STATS comes on the heels of a very successful World Cup collaboration. Forty-two percent of all Viggle users who watched and checked into World Cup matches played along with Viggle’s companion games, which included Vigoooal and Viggle LIVE. Throughout the tournament, Vigoooal participants played 6.5 games on average, exemplifying the high level of active consumer engagement Viggle’s companion games can drive.

Prior to Vigoooal, STATS provided the data feed for Viggle’s MYGUY NBA game. Now for the 2014 football season, Viggle is excited to announce the launch of Viggle Football. Starting 9/7, the new games for the upcoming NFL and college football seasons will allow users to score Viggle Points by:

●	Correctly predicting the final score, winning team and point difference

●	Correctly predicting player and team performance stats during the game while watching.

●	Engaging with sponsored ads throughout the game

“We are really excited to be expanding our relationship with an innovative company like STATS to provide our users an exciting game experience around both pro and college football,” said Greg Consiglio, President and Chief Operating Officer of Viggle. “Their unique gaming capabilities will enable significant reach and engagement among our users and help us deliver results for our advertising partners.”

“Viggle continues to pioneer innovation in real-time, second screen engagement while building the leading entertainment rewards and marketing platform, and STATS is proud to be their partner for sports content and gaming,” said Eric Kutzin, Associate Vice President, Sales at STATS. “After the success of the Vigoooal World Cup game, our team is looking forward to a successful launch of the new and innovative games.”

The introduction of Viggle Football this September follows another record setting month in terms of Monthly Active Users (MAUs) and New Registered Users (NRUs) to the Viggle Platform. August marked the second consecutive month wherein Viggle established record highs for both these key metrics. For the month ending August 31, 2014, Viggle had 1,027,690 monthly active users – the first time the Viggle Platform broke 1 million active users in a given month – and obtained more than 653,000 new registered users.

Viggle Inc.’s platform consists of the Viggle app, which offers rewards for watching TV, advertisements or listening to music; NextGuide, a personalized TV programming guide and distributed reminder platform; Wetpaint, an entertainment news and social publishing platform; and Viggle Store, a rewards destination where visitors can redeem Viggle Points for digital downloads. In July 2014, Viggle Inc. achieved a total reach of 22.5 million. Total reach is the total of registered users for Viggle and monthly unique users of the Wetpaint media properties.

About Viggle

Viggle is an entertainment marketing and rewards platform whose app rewards its members for watching TV shows and discovering new music. The Viggle mobile app has over 6.2 million users. Since its launch, Viggle members have redeemed nearly $19 million in rewards for watching their favorite TV programs and listening to music. Members can also use Viggle Store, a rewards destination where they can redeem their Viggle Points for music downloads. In addition, Viggle operates Wetpaint, which offers entertainment and celebrity news online; Dijit Media, maker of technology that helps consumers search for, find, and set reminders for TV shows and movies; and Choose Digital, a digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives. For more information, visit www.viggle.com or follow us on Twitter @Viggle.

About STATS LLC

STATS is the world's leading sports technology, data and content company. The company passionately abides by a mission to revolutionize the way sports contests are viewed, understood, played and enjoyed. STATS' calling card consists of real-time scores, historical sports information, Associated Press editorial content, a turnkey fantasy sports operation and SportVU technology. Today, STATS' worldwide client network of media companies and professional sports leagues and teams utilize a broad spectrum of dynamic in-game broadcast presentations and virtual images, multimedia enhancements and game analysis and tactical coaching tools. STATS is owned by Vista Equity Partners. For a complete tour of STATS' sports content portfolio and solutions, visit www.stats.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of the date of this release. Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Viggle Media Contact
DKC Public Relations
Paris Tyler
212 981 5162
paris_tyler@dkcnews.com

Investor Relations Contact
Viggle Inc.
John C. Small, CFO
646 738 3220
john@viggle.com

IRTH Communications
Robert Haag, Managing Partner
866 976 4784
vggl@irthcommunications.com

STATS Media Contact
Nick Stamm
STATS LLC
847 583 2110
stamm@stats.com